10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET:	MCBC
FOR RELEASE	Immediate
DATE:	April 20, 2009
Contact:	Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Reports 1st Quarter Results

Holland, Michigan, April 20, 2009 — Macatawa Bank Corporation today announced its results for the first quarter of 2009.

Net loss amounted to $4.14 million for the first quarter of 2009 compared to net income of $2.44 million for the first quarter of 2008. Loss per diluted common share was $0.30 for the first quarter of 2009 compared to earnings per diluted common share of $0.14 for the first quarter of 2008. An increase in the provision for loan losses of $7.8 million and additional costs associated with the administration of problem assets were the primary reasons for the decline in earnings performance for the quarter.

The Company remains committed to prompt realization and transparency in recording its credit losses. “We continue to respond appropriately by increasing reserves to offset continuing signs of weakness in our real estate portfolios. We believe this approach is prudent and will allow us to maximize opportunities when our local economy recovers,” commented Ron Haan, Co-Chief Executive Officer of Macatawa Bank Corporation. The Company recorded $9.7 million in net charge-offs for the quarter primarily in response to rising non-performing asset levels and continued declines in valuations for real estate secured loans. The loan loss reserve was 2.30% of total loans at March 31, 2009 compared to 2.16% at December 31, 2008 and 1.81% at March 31, 2008.

“The Michigan economy remains in transition. While we continue to see signs of gradual improvement, there are still significant inventories of unsold homes and lots in the market, and it will take time for these inventories to be absorbed. The depth of this economic downturn has clearly been longer than normal,” added Haan.

Continuing efforts that began in late 2007 and into 2008, the Company remains focused on diversifying its loan portfolio by de-emphasizing commercial real estate secured loans tied to residential development while expanding other loan types.

Total loans were $1.7 billion at March 31, 2009, down $74 million from December 31, 2008 and down $64 million from March 31, 2008. Commercial loans declined by $47.3 million representing the majority of the decline. Commercial and industrial loans declined by $36.2 million from both seasonal declines in lines of credit and a general decline in business activity. The commercial real estate portfolio declined by $11.1 million, primarily in loans tied to residential development, from December 31, 2008. The reduction in loans during the quarter was used to build short-term investments, improving the liquidity of the Balance Sheet. Federal funds sold and other short-term investments were $73.3 million at March 31, 2009, up $34.2 million from December 31, 2008 and up $73 million from March 31, 2008.

“While we strive to reduce exposure in certain sectors, we remain active at expanding customer relationships and diversifying revenue streams. We continue to place an enormous effort around building upon our full-service relationship model. We have strengthened our sales teams and have seen momentum in growing relationships with loan, deposit and other financial services,” said Phil Koning, Co-Chief Executive Officer of Macatawa Bank Corporation.

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Macatawa Bank 1Q Results / page 2 of 3

First quarter net interest income totaled $12.8 million, a decrease of $1.9 million compared to the first quarter of 2008. The decrease in net interest income was from both a decline in average earning assets and net interest margin. Average earning assets declined by $11.4 million from the first quarter of 2008 to the first quarter of 2009. The net interest margin was 2.66 percent for the quarter, down 8 basis points from 2.74 percent for the fourth quarter of 2008 and 33 basis points from 2.99 percent for the first quarter of 2008. Nearly the entire decline in margin from the fourth quarter and approximately 22 basis points of the decline from the prior year was from higher balances of non-performing assets. The remainder of the decline in margin from the prior year quarter was largely from the Federal funds rate cuts that occurred throughout 2008.

Non-interest income was $5.3 million for the first quarter of 2009, an increase of 6 percent compared to $5.0 million for the first quarter of 2008. Non-interest income for the first quarter of 2008 included $832,000 of gains realized on the termination of outstanding interest rate swaps. An increase in net gains from mortgage lending activities of $1.1 million was the primary reason for the increase in non-interest income for the quarter. “This significant increase driven by our retail mortgage lending program reflects the diversification of our revenue streams and our continued commitment to providing loan opportunities to our communities,” commented Haan. An increase in revenue from ATM and debit card processing offset slight declines in revenue from deposit and trust services and are the primary reasons for remaining changes in non-interest income. The lower level of equity market valuations in the first quarter of 2009 versus the first quarter of 2008 was the primary reason for the decrease in trust income.

Non-interest expense was $14.5 million for the quarter compared to $13.6 million for the first quarter of 2008. Costs associated with the administration and disposition of problem loans and non-performing assets amounted to approximately $2.2 million in the current quarter compared to $377,000 in the first quarter of 2008. FDIC insurance assessments amounted to $771,000, an increase of $410,000 when compared to the same quarter in the prior year due to higher assessment rates implemented by the FDIC. When excluding these costs, non-interest expense would have been approximately $11.6 million for the quarter, down 10% from $12.9 million for the first quarter of 2008.

“We continue to experience strong success at managing our controllable costs by executing on expense reduction initiatives that began early in 2008,” stated Koning.

Total assets were $2.09 billion at March 31, 2009 a decrease of $57.0 million compared to $2.15 billion at December 31, 2008. Total loans decreased $74.1 million since December 31, 2008 to $1.70 billion at March 31, 2009. Most of the decrease in loans occurred in the commercial loan portfolio.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	March 31, 2009	December 31, 2008
Construction and development	$228,499	$237,108
Commercial real estate	688,068	690,525
Total Commercial Real Estate	916,567	927,633
Commercial and Industrial	415,635	451,826
Total Commercial Loans	$1,332,202	$1,379,459

Commercial real estate consists primarily of loans to business owners and developers of owner and non-owner occupied properties, secured by single and multi-family residential as well as non-residential real estate. Loans for the development or sale of residential properties were approximately $196.9 million at March 31, 2009 compared to $203.7 million at December 31, 2008. Of the total at March 31, approximately $24.2 million was secured by vacant land, $114.4 million was secured by developed residential land and $58.3 million was secured by properties held for speculative purposes.

The Company’s non-performing assets increased $20.6 million to $132.7 million since the prior quarter and represent 6.33 percent of total assets at March 31, 2009. The majority of the non-performing asset portfolio is secured by real estate, primarily residential land development.

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Macatawa Bank 1Q Results / page 3 of 3

A breakdown of non-performing assets is shown in the table below:

Dollars in 000s	March 31, 2009	December 31, 2008	March 31, 2008
Total Commercial Real Estate	$100,064	$80,466	$68,686
Commercial and Industrial	9,462	9,005	5,474
Total Commercial Loans	109,526	89,471	74,160
Residential Mortgage Loans	3,071	1,906	609
Consumer Loans	1,010	893	802
Total Non-Performing Loans	113,607	92,270	$75,571
Other Repossessed Assets	564	306	350
Other Real Estate Owned	18,510	19,516	8,248
Total Non-Performing Assets	$132,681	$112,092	$84,169

Loans for the development or sale of 1-4 family residential properties that were in a non-performing status were approximately $70.2 million or 62 percent of total non-performing loans at March 31, 2009 compared to $59.9 million or 65 percent at December 31, 2008 and $55.8 million or 74 percent at March 31, 2008.

“While we have had an increase in total non-performing assets we have also seen an uptick in the rate of sales for our foreclosed properties during the quarter. Although we recognize this does not necessarily represent a trend, it is an encouraging sign,” Haan added.

The Company remained well capitalized with a total risk based capital ratio of 11.17 percent at March 31, 2009.

“We want to re-emphasize that improving asset quality, strengthening our financial condition and ultimately returning to strong profitability remain the top priorities for Macatawa at this time,” concluded both Koning and Haan.

These results do not include the impact of the settlement offer the Company has made relative to the ongoing Trade Partners litigation it has disclosed in previous announcements. Significant contingencies accompany the settlement offer that are beyond the Company’s control and there can be no assurance about if and when such additional contingencies will be satisfied. The contingencies include the requirement that by no later than April 30, 2009, ninety-eight percent (98%) of the total number of plaintiffs and ninety-eight percent (98%) of the total dollar amount of the claims must be resolved by said plaintiffs signing a release of claims. If the contingencies were satisfied and the litigation was settled, as proposed, the impact on the Company would be the recording of an additional expense of approximately $3.3 million, net of tax. These settlement conditions have not yet been satisfied and, as such, the additional expense has not yet been recorded.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, April 21, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties whichcould cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to capital raising activities, dividends, future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended March 31
EARNINGS SUMMARY	2009	2008
Total interest income	$25,124	$31,317
Total interest expense	12,328	16,620
Net interest income	12,796	14,697
Provision for loan loss	10,530	2,700
Net interest income after provision for loan loss	2,266	11,997

NON-INTEREST INCOME
Deposit service charges	1,229	1,241
Net gains on mortgage loans	1,622	476
Trust fees	933	1,170
Other	1,539	2,116
Total non-interest income	5,323	5,003

NON-INTEREST EXPENSE
Salaries and benefits	6,143	6,901
Occupancy	1,156	1,225
Furniture and equipment	1,017	993
Other	6,165	4,472
Total non-interest expense	14,481	13,591
Income (loss) before income tax	(6,892)	3,409
Federal income tax expense (benefit)	(2,750)	971

Net income (loss)	$(4,142)	$2,438
Dividends declared on preferred shares	939	-
Net income (loss) available to common shares	$(5,081)	$2,438

Basic earnings per common share	$(0.30)	$0.14
Diluted earnings per common share	$(0.30)	$0.14
Return on average assets	-0.79%	0.46%
Return on average equity	-10.99%	5.93%
Net interest margin	2.66%	2.99%
Efficiency ratio	79.92%	68.99%

BALANCE SHEET DATA Assets	March 31, 2009	December 31, 2008	March 31, 2008
Cash and due from banks	$22,262	$29,188	$41,697
Federal funds sold and other short-term investments	73,343	39,096	-
Securities available for sale	174,623	184,681	196,785
Securities held to maturity	1,757	1,835	1,915
Federal Home Loan Bank Stock	12,275	12,275	12,275
Loans held for sale	2,003	2,261	2,341
Total loans	1,699,945	1,774,063	1,764,377
Less allowance for loan loss	39,096	38,262	31,954
Net loans	1,660,849	1,735,801	1,732,423
Premises and equipment, net	62,980	63,482	64,144
Acquisition intangibles	801	874	28,830
Bank-owned life insurance	23,628	23,645	22,916
Other assets	60,114	58,502	35,887

Total Assets	$2,094,635	$2,151,640	$2,139,213

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$190,757	$192,842	$169,662
Interest-bearing deposits	1,433,946	1,472,919	1,400,766
Total deposits	1,624,703	1,665,761	1,570,428
Federal funds purchased	-	-	17,372
Other borrowed funds	268,690	284,790	333,776
Long-term debt	41,238	41,238	41,238
Other liabilities	15,360	10,638	13,413
Total Liabilities	1,949,991	2,002,427	1,976,227

Shareholders' equity	144,644	149,213	162,986

Total Liabilities and Shareholders' Equity	$2,094,635	$2,151,640	$2,139,213

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly
	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008
EARNINGS SUMMARY
Net interest income	$12,796	$13,510	$14,836	$15,087	$14,697
Provision for loan loss	10,530	13,850	2,425	18,460	2,700
Total non-interest income	5,323	3,949	4,138	5,055	5,003
Total non-interest expense	14,481	43,946	14,039	14,491	13,591
Income taxes	(2,750)	(5,280)	639	(4,703)	971
Net income (loss)	(4,142)	(35,057)	1,871	(8,106)	2,438
Dividends declared on preferred shares	939	817	-	-	-
Net income (loss) available to common shares	$(5,081)	$(35,874)	$1,871	$(8,106)	$2,438

Basic earnings per common share	$(0.30)	$(2.11)	$0.11	$(0.48)	$0.14
Diluted earnings per common share	$(0.30)	$(2.11)	$0.11	$(0.48)	$0.14

MARKET DATA
Book value per common share	$6.64	$6.91	$8.93	$8.84	$9.58
Tangible book value per common share	$6.61	$6.88	$7.31	$7.21	$7.94
Market value per common share	$3.70	$3.47	$6.99	$8.00	$10.41
Average basic common shares	16,979,066	16,977,883	17,022,780	16,970,634	16,951,183
Average diluted common shares	16,979,066	16,977,883	17,047,902	16,970,634	16,951,183
Period end common shares	17,166,515	17,161,515	17,024,850	17,021,379	17,017,028

PERFORMANCE RATIOS
Return on average assets	-0.79%	-6.59%	0.35	-1.52%	0.46
Return on average equity	-10.99%	-84.90%	4.92	-19.74%	5.93
Net interest margin (fully taxable equivalent)	2.66	2.74	2.98	3.06	2.99
Efficiency ratio	79.92	251.71	73.99	71.94	68.99

ASSET QUALITY
Net charge-offs	$9,696	$6,078	$1,514	$20,835	$4,168
Nonperforming loans	$113,607	$92,270	$86,446	$78,895	$75,571
Other real estate and repossessed assets	$19,074	$19,822	$9,626	$7,443	$8,598
Nonperforming loans to total loans	6.68%	5.20%	4.91%	4.51%	4.28%
Nonperforming assets to total assets	6.33%	5.21%	4.38%	4.09%	3.93%
Net charge-offs to average loans (annualized)	2.23%	1.38%	0.34%	4.71%	0.95%
Allowance for loan loss to total loans	2.30%	2.16%	1.73%	1.69%	1.81%

CAPITAL & LIQUIDITY
Average equity to average assets	7.18%	7.76%	7.11%	7.70%	7.77%
Tier 1 capital to risk-weighted assets	9.91%	10.01%	8.94%	8.93%	9.41%
Total capital to risk-weighted assets	11.17%	11.26%	10.20%	10.18%	10.67%
Loans to deposits + other borrowings	89.78%	90.95%	88.57%	92.04%	92.66%

END OF PERIOD BALANCES
Total portfolio loans	$1,699,945	$1,774,063	$1,761,431	$1,748,629	$1,764,377
Earning assets	1,957,043	2,009,859	2,027,350	1,938,098	1,972,355
Total assets	2,094,635	2,151,640	2,195,760	2,109,637	2,139,213
Deposits	1,624,703	1,665,761	1,693,601	1,604,012	1,570,428
Total shareholders' equity	144,644	149,213	152,098	150,549	162,986

AVERAGE BALANCES
Total portfolio loans	$1,735,738	$1,764,235	$1,757,583	$1,768,983	$1,757,633
Earning assets	1,959,359	1,969,524	1,984,547	1,980,470	1,970,785
Total assets	2,100,924	2,128,975	2,142,065	2,131,979	2,116,605
Deposits	1,620,159	1,611,709	1,640,986	1,593,452	1,548,402
Total shareholders' equity	150,747	165,170	152,219	164,229	164,503